EXHIBIT 10.19

CREDIT AGREEMENT

among

CHATTEM, INC.,

as Borrower,

THE DOMESTIC SUBSIDIARIES OF BORROWER,

as Guarantors,

THE LENDERS IDENTIFIED HEREIN,

AND

BANK OF AMERICA, N.A.,

as Agent

DATED AS OF FEBRUARY 26, 2004

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Book Manager

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6.3	Organization and Good Standing	50
6.4	Due Authorization	50
6.5	No Conflicts	50
6.6	Consents	50
6.7	Enforceable Obligations	50
6.8	No Default	50
6.9	Ownership	51
6.10	Indebtedness	51
6.11	Litigation	51
6.12	Taxes	51
6.13	Compliance with Law	51
6.14	ERISA	51
6.15	Subsidiaries	52
6.16	Use of Proceeds; Margin Stock	53
6.17	Government Regulation	53
6.18	Environmental Matters	53
6.19	Intellectual Property	54
6.20	Solvency	55
6.21	Investments	55
6.22	No Financing of Corporate Takeovers	55
6.23	Jurisdiction of Organization, Etc.	55
6.24	Disclosure	55
6.25	Licenses, etc.	55
6.26	No Burdensome Restrictions	55
6.27	Brokers’ Fees	56
6.28	Labor Matters	56
6.29	Collateral Documents	56
6.30	Subordination	56
SECTION 7 AFFIRMATIVE COVENANTS		56
7.1	Information Covenants	56
7.2	Preservation of Existence and Franchises	59
7.3	Books and Records	59
7.4	Compliance with Law	59
7.5	Payment of Taxes and Other Indebtedness	60
7.6	Insurance	60
7.7	Maintenance of Property	61
7.8	Performance of Obligations	61
7.9	Collateral	61
7.10	Use of Proceeds	61
7.11	Audits/Inspections	61
7.12	Financial Covenants	62
7.13	Additional Credit Parties	62
7.14	Ownership of Subsidiaries	63
7.15	Appraisal Reports	63
7.16	Post-Closing Matters	63
SECTION 8 NEGATIVE COVENANTS		63
8.1	Indebtedness	64
8.2	Liens	64

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8.3	Nature of Business	65
8.4	Consolidation and Merger	65
8.5	Sale or Lease of Assets	65
8.6	Advances, Investments and Loans	66
8.7	Restricted Payments	66
8.8	Transactions with Affiliates	66
8.9	Fiscal Year; Organizational Documents; Floating Rate Indenture	66
8.10	Prepayments of Indebtedness	67
8.11	Subordinated Debt	67
8.12	Limitations	67
8.13	Sale Leasebacks	67
8.14	Negative Pledges	68
8.15	Capital Expenditures	68
8.16	Operating Leases	68
SECTION 9 EVENTS OF DEFAULT		68
9.1	Events of Default	68
9.2	Acceleration; Remedies	71
SECTION 10 AGENCY PROVISIONS		72
10.1	Appointment and Authorization of Agent	72
10.2	Delegation of Duties	72
10.3	Liability of Agent	73
10.4	Reliance by Agent	73
10.5	Notice of Default	73
10.6	Credit Decision; Disclosure of Information by Agent	74
10.7	Indemnification of Agent	74
10.8	Agent in its Individual Capacity	75
10.9	Successor Agent	75
10.10	Agent May File Proofs of Claim	75
10.11	Collateral and Guaranty Matters	76
10.12	Other Agents; Arrangers and Managers	77
SECTION 11 MISCELLANEOUS		77
11.1	Notices	77
11.2	Right of Set-Off	78
11.3	Benefit of Agreement	78
11.4	No Waiver; Remedies Cumulative	81
11.5	Payment of Expenses; Indemnification	81
11.6	Amendments, Waivers and Consents	83
11.7	Counterparts	84
11.8	Headings	84
11.9	USA PATRIOT Act Notice	84
11.10	Survival of Indemnification and Representations and Warranties	85
11.11	Governing Law; Venue	85
11.12	Waiver of Jury Trial	85
11.13	Time	86
11.14	Severability	86
11.15	Entirety	86
11.16	Binding Effect; Further Assurances	86
11.17	Designated Senior Indebtedness	86

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SCHEDULES

Schedule 1.1(a)	Commitment Percentages
Schedule 1.1(b)	Existing Permitted Investments
Schedule 6.10	Indebtedness
Schedule 6.15	Subsidiaries
Schedule 6.18	Environmental Matters
Schedule 6.19	Intellectual Property
Schedule 6.23	Jurisdiction of Organization
Schedule 7.6	Insurance
Schedule 8.2	Liens
Schedule 8.8	Affiliate Transactions
Schedule 11.1	Notices

EXHIBITS

Exhibit 2.1	Form of Notice of Borrowing
Exhibit 2.3	Form of Swingline Loan Notice
Exhibit 2.4	Form of Notice of Continuation/Conversion
Exhibit 2.6(a)	Form of Revolving Note
Exhibit 2.6(b)	Form of Swingline Note
Exhibit 7.1(c)	Form of Officer’s Certificate
Exhibit 7.13	Form of Joinder Agreement
Exhibit 11.3	Form of Assignment and Assumption

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Credit Agreement”), is entered into as of February 26, 2004 among CHATTEM, INC., a Tennessee corporation (the “Borrower”), each of the Borrower’s Domestic Subsidiaries, individually a “Guarantor” and collectively the “Guarantors”), the Lenders (as defined herein), and BANK OF AMERICA, N.A., as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide credit facilities for the purposes hereinafter set forth; and

WHEREAS, the Lenders have agreed to make the requested credit facilities available to the Borrower on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.1	Definitions.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Additional Credit Party” means each Person that becomes a Guarantor after the Closing Date, as provided in Section 7.13.

“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage.

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of a Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Agent” means Bank of America, N.A. or any successor administrative agent appointed pursuant to Section 10.9.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“Agent-Related Persons” means the Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Applicable Percentage” means for purposes of calculating the applicable interest rate for any day for Loans, the applicable rate for any day for the Letter of Credit Fees and the applicable rate for any day for the Unused Fee, the appropriate applicable percentages corresponding to the Leverage Ratio in effect as of the most recent Calculation Date as shown below:

Pricing Level	Leverage Ratio	Applicable Percentage For Eurodollar Loans and Letter of Credit Fee	Applicable Percentage For Base Rate Loans	Applicable Percentage for Unused Fees
I	≤ 2.50 to 1.0	1.75%	0.25%	0.375%
II	> 2.50 to 1.0 but ≤3.25 to 1.0	2.00%	0.50%	0.375%
III	> 3.25 to 1.0 but ≤ 3.75 to 1.0	2.25%	0.75%	0.500%
IV	> 3.75 to 1.0	2.50%	1.00%	0.500%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date (each a “Calculation Date”) five Business Days after the date by which the Borrower is required to provide the officer’s certificate in accordance with the provisions of Section 7.1(c); provided, however, (i) the initial Applicable Percentages shall be based on Pricing Level III (as shown above) and shall remain at Pricing Level III until the first Calculation Date following the fiscal quarter ending May 31, 2004 and, thereafter, the Applicable Percentage shall be determined by the then current Leverage Ratio, and (ii) if the Borrower fails to provide the officer’s certificate required by Section 7.1(c) on or before the most recent Calculation Date or fails to deliver a copy of such officer’s certificate to the Agent as required by Section 7.1(c), the Applicable Percentage from such Calculation Date shall be based on Pricing Level IV until such time that an appropriate officer’s certificate is provided whereupon the Applicable Percentage shall be determined by the then current Leverage Ratio. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Loans and Letters of Credit as well as any new Loans or Letters of Credit made or issued.

“Approved Fund” has the meaning assigned to such term in Section 11.3(g).

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Asset Disposition” means the disposition of any or all of the assets of the Borrower or any of its Subsidiaries whether by sale, lease, transfer or otherwise.

“Assignment and Assumption” means an Assignment and Assumption substantially the form of Exhibit 11.3(b).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means the Person identified as such in the heading hereof, together with any successors and permitted assigns.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning set forth in the definition of Applicable Percentage.

“Capital Expenditures” means all expenditures of the Credit Parties and their Subsidiaries which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Leases.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” has the meaning assigned to such term in Section 2.2(g).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated (or with respect to Foreign Subsidiaries, Dollar denominated and non Dollar denominated) time deposits and certificates of deposit of (i) any Lender, (ii) any domestic (or with respect to Foreign Subsidiaries, any domestic or nondomestic) commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change of Control” means any of the following events: either (i) a “person” or a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 35% of the then outstanding voting stock of the Borrower, (ii) a majority of the Board of Directors of the Borrower shall consist of individuals who are not Continuing Directors; “Continuing Director” means, as of any date of determination, (A) an individual who on the date two years prior to such determination date was a member of the Borrower’s Board of Directors or (B) any new Director whose nomination for election by the Borrower’s shareholders was approved by a vote of at least 75% of the Directors then still in office who either were Directors on the date two years prior to such determination date or whose nomination for election was previously so approved, or (iii) the occurrence of a Change of Control (under and as defined in either the Floating Rate Indenture or the Subordinated Indenture).

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, modified, succeeded or replaced from time to time.

“Collateral” means all collateral referred to in and covered by the Collateral Documents.

“Collateral Documents” means the Security Agreement, the Pledge Agreement and such other documents executed and delivered in connection with the creation of the Agent’s security interests, for the benefit of the Lenders, in the assets of the Credit Parties.

“Commitments” means any of the Revolving Commitments, the LOC Commitment and/or the Swingline Commitment.

“Credit Documents” means this Credit Agreement, the Notes, the LOC Documents, any Joinder Agreement, the Collateral Documents and the Fee Letter.

“Credit Parties” means the Borrower and the Guarantors, and “Credit Party” means any one of them.

“Credit Party Obligations” means, without duplication, (a) all of the obligations of the Credit Parties to the Lenders and the Agent, whenever arising, under this Credit Agreement, the Notes, the Collateral Documents or any of the other Credit Documents to which the Borrower or any other Credit Party is a party (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code), (b) all liabilities and obligations, whenever arising, owing from the Borrower to any Lender, or any Affiliate of a Lender, arising under any Hedging Agreement and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time (a) has failed to make a Loan or purchase a participation interests required pursuant to the terms of this Credit Agreement, (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Domestic Subsidiaries” means all Subsidiaries of the Borrower that are domiciled, incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Earn Out Obligations” means, with respect to an acquisition of all of the Capital Stock of another Person, all or substantially all of the assets of another Person or a brand or product line of another Person, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments pursuant to the documentation relating to such transaction. The amount of any Earn Out Obligation shall be deemed to be the aggregate liability in respect thereof as recorded on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“EBITDA” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Net Income for such period (excluding the effect of any extraordinary or other non-recurring gains and losses outside of the ordinary course of business) plus (b) an amount which, in the determination of Net Income for such period has been deducted for (i) Interest Expense for such period, (ii) total federal, state, foreign or other income taxes for such period, (iii) all depreciation and amortization for such period, (iv) to the extent incurred during the applicable period, one-time charges in an aggregate amount not to exceed $25,000,000 in connection with the settlement of the Borrower’s phenylpropanolamine litigation, (v) for the fiscal quarter period ending on February 29, 2004, any non-recurring charges incurred by the Borrower during such period in connection with the refinancing of the Existing Indenture and the Existing Credit Agreement, including all premiums, fees and legal costs related thereto in an aggregate amount not to exceed $5,500,000 in the case of non-cash charges and $8,000,000 in the case of cash charges and (vi) to the extent incurred during the applicable period and subsequent to November 30, 2003, the amount of any write-down of goodwill required under FASB 142 in an aggregate amount not to exceed $37,000,000, all as determined in accordance with GAAP.

“Eligible Assignee” has the meaning assigned to such term in Section 11.3(g).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Issuance” means any issuance by the Borrower to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity; provided, however, the term “Equity Issuance” shall not include the issuance by the Borrower of shares of its Capital Stock to employees and directors pursuant to employees or directors stock plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect form time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with any Credit Party or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

“Eurodollar Base Rate” means, for any Interest Period with respect to any Eurodollar Loan:

(a)

the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)	if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)	if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by the Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Loan” means any Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Loan for such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Section 9.1.

“Extension of Credit” means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender) or the issuance or extension of, or participation in, a Letter of Credit by such Lender.

“Existing Credit Agreement” means that certain Credit Agreement dated as of March 28, 2002 among the Borrower, its Subsidiaries party thereto, the financial institutions party thereto and

Bank of America, N.A., as agent, as amended, modified, restated or supplemented from time to time.

“Existing Indenture” means that certain Indenture dated as of March 24, 1998 among the Borrower, Signal and SouthTrust Bank of Alabama, National Association, as trustee, as amended, modified, restated or supplemented from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means that certain letter agreement, dated as of February 13, 2004, between Bank of America, BAS and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Fixed Charge Coverage Ratio” means, as of the end of each fiscal quarter of the Borrower, for the twelve month period ending on such date, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) EBITDA for the applicable period minus Capital Expenditures for the applicable period minus federal, state and other income taxes paid in cash for the applicable period to (b) the sum of (i) cash Interest Expense for the applicable period plus (ii) Scheduled Funded Debt Payments for the applicable period (including implied amortization calculated as one fifth (1/5th) of the aggregate of the outstanding principal amount of the Loans as of the end of the applicable period) plus (iii) cash dividends (other than those permitted by clause (i) of Section 8.7) paid during the applicable period.

“Floating Rate Indenture” means that certain Indenture with respect to the Floating Rate Senior Notes due 2010 dated as of February 26, 2004 among the Borrower, the guarantors party thereto and SouthTrust Bank, as trustee, as amended, modified, restated or supplemented from time to time.

“Foreign Subsidiaries” means all Subsidiaries of the Borrower that are not Domestic Subsidiaries.

“Fund” has the meaning assigned to such term in Section 11.3(g).

“Funded Debt” means, with respect to any Person, without duplication, (a) all obligations (other than Hedging Agreements) of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of assets or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof, but including Earn Out Obligations) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (e) the implied principal component of all obligations of such Person under Capital Leases, (f) commercial letters of credit and the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date), (h) the principal portion of all obligations of such Person under Synthetic Leases, (i) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (j) all Funded Debt of others secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guaranty Obligations of such Person with respect to Funded Debt of another Person and (l) the Funded Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

“Governmental Authority” means any federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantor” means each of the Domestic Subsidiaries of the Borrower and each Additional Credit Party which has executed a Joinder Agreement, together with their successors and assigns.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means any substance, material or waste defined or regulated in or under any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreement.

“Honor Date” has the meaning assigned to such term in Section 2.2(c).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of assets or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof, but including Earn Out Obligations) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) commercial letters of credit and the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) the principal portion of all obligations of such Person under Synthetic Leases, (l) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) be subject to mandatory sinking fund payments, redemption or other acceleration by a fixed date, (m) all obligations of such Person to repurchase any securities issued by such Person at any time on or prior to the Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person and (o) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP).

“Indemnified Liabilities” has the meaning assigned to such term in Section 11.5(b).

“Indemnitees” has the meaning assigned to such term in Section 11.5(b).

“Interest Expense” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, all interest expense, including the interest component under Capital Leases and Synthetic Leases, as determined in accordance with GAAP.

“Interest Payment Date” means (a) as to Base Rate Loans and Swingline Loans, the last Business Day of each fiscal quarter of the Borrower and on the Termination Date and (b) as to Eurodollar Loans, on the last day of each applicable Interest Period and on the Termination Date and in addition if the Interest Period for a Eurodollar Loan is more than 3 months, then at 3 month intervals beginning on the date 3 months from the beginning of the Interest Period.

“Interest Period” means, as to Eurodollar Loans, a period of one, two, three and six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Termination Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Investment” means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (including, without limitation, inventory, fixed assets, trademarks or tradenames), shares of Capital Stock, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of any Person or (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation incurred for the benefit of such Person.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means Bank of America.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 7.13.

“Lenders” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns, and, as the context requires, includes the Issuing Lender and the Swingline Lender.

“Letter of Credit” means any letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.2(a).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Issuing Lender.

“Letter of Credit Expiration Date” means the day that is thirty days prior to the Termination Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning assigned to such term in Section 3.4(b)(i).

“Leverage Ratio” means, as of the end of each fiscal quarter of the Borrower, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Funded Debt on such date to (b) EBITDA for the twelve month period ending on such date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means the Revolving Loans and/or the Swingline Loans (or a portion of any Revolving Loan or Swingline Loan), individually or collectively, as appropriate.

“LOC Advance” means, with respect to each Lender, such Lender’s funding of its participation in any LOC Borrowing in accordance with its Revolving Loan Commitment Percentage.

“LOC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing of Revolving Loans.

“LOC Commitment” means the commitment of the Issuing Lender to issue Letters of Credit, and to honor payment obligations under Letters of Credit hereunder in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount.

“LOC Committed Amount” means FIVE MILLION DOLLARS ($5,000,000).

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate of all Unreimbursed Amounts, including all LOC Borrowings. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Material Adverse Effect” means a material adverse effect, after taking into account applicable insurance (to the extent the provider thereof has the financial ability to support its obligations with respect thereto and is not disputing same), on (a) the operations, financial condition, business or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of a Credit Party to perform its respective obligations under this Credit Agreement, or any of the other Credit Documents or (c) the validity or enforceability of this Credit Agreement, or any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder taken as a whole.

“Material Foreign Subsidiary” means (i) any Foreign Subsidiary that is directly owned by a Credit Party in which the revenue for any period attributable to such Foreign Subsidiary and its Subsidiaries exceeds 7.5% of consolidated revenue for the Borrower and its Subsidiaries for such period and/or (ii) those Foreign Subsidiaries that are directly owned by Credit Parties in which the revenue for any period attributable to all such Foreign Subsidiaries and their Subsidiaries exceeds 15% of consolidated revenue for the Borrower and its Subsidiaries for such period.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which any Credit Party or any of its Subsidiaries or any ERISA Affiliate and at least one employer other than a Credit Party or any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.

“Net Income” means, for any period, the net income after taxes for such period of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Net Worth” means, as of any date, shareholders’ equity or net worth of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Non-Excluded Taxes” has the meaning assigned to such term in Section 3.14.

“Note” or “Notes” means the Revolving Notes and/or the Swingline Note, individually or collectively, as appropriate.

“Notice of Borrowing” means a request by the Borrower for a Revolving Loan, in the form of Exhibit 2.1.

“Notice of Continuation/Conversion” means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or a Base Rate Loan to a Eurodollar Loan, in the form of Exhibit 2.4.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Participant” has the meaning assigned to such term in Section 11.3(d).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Acquisition” means the acquisition of all of the Capital Stock of another Person, all or substantially all of the assets of another Person or a brand or product line of another Person, provided that each of the following conditions are satisfied: (a) prior to such acquisition, the Borrower shall deliver to the Agent and Lenders a Pro Forma Compliance Certificate demonstrating that after giving effect to such acquisition on a Pro Forma Basis, the Credit Parties and their Subsidiaries would have been in compliance with all the financial covenants set forth in Section 7.12, (b) simultaneously with any such acquisition, the Borrower shall have taken all action required under applicable law, or reasonably requested by the Agent, to grant to the Agent, for the benefit of the Lenders, a valid and perfected first-priority security interest in all the assets acquired pursuant to such acquisition, (c) the acquisition is consummated pursuant to a negotiated acquisition agreement and involves the purchase of a consumer product or product line similar to those manufactured, distributed or sold by the Borrower as of the date hereof, or of a business that manufactures, distributes or sells one or more consumer products or product lines, similar to those manufactured, distributed or sold by the Borrower as of the date hereof, (d) after giving effect to the acquisition, the representations and warranties set forth in Section 6 hereof shall be true and correct in all material respects on and as of the date of such acquisition with the same effect as though made on and as of such date, (e) no Default or Event of Default exists and is continuing or would result from such acquisition and (f) the aggregate consideration (including cash and non-cash consideration, assumption of liabilities, Earn Out Obligations and any contingency payments associated therewith) paid by the Borrower and its Subsidiaries shall not exceed $50,000,000 in the aggregate for all such acquisitions occurring subsequent to the Closing Date.

“Permitted Investments” means Investments which are (a) cash or Cash Equivalents, (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (c) Investments in any Credit Party, (d) loans to directors, officers, employees, agents, customers or suppliers in the ordinary course of business for reasonable business expenses, not to exceed in the aggregate $500,000 at any one time, (e) Investments subsequent to the Closing Date in Foreign Subsidiaries (other than HBA Indemnity Company, Ltd.) not to exceed $5,000,000 in the aggregate at any time outstanding, (f) Investments in (including any insurance premiums funded to) HBA Indemnity Company, Ltd. not to exceed $3,500,000 in the aggregate in any fiscal year of the Borrower, (g) purchases or redemptions of Capital Stock of the Borrower permitted by Section 8.7, (h) redemptions or repurchases of the notes issued pursuant to the Floating Rate Indenture permitted by Section 8.10, (i) redemptions or repurchases of Subordinated Debt permitted by Section 8.11, (j) Permitted Acquisitions and (k) all those existing Investments of the Borrower identified on Schedule 1.1(b) attached hereto.

“Permitted Liens” means (a) Liens securing Credit Party Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not due and payable or, if due and payable, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens on assets of any Person securing purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 8.1(e), provided that any such Lien attaches to such assets concurrently with or within 90 days after the acquisition thereof, (j) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution and (k) Liens existing on the date hereof and identified on Schedule 8.2; provided that no such Lien shall extend to any property other than the property subject thereto on the Closing Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement, executed and delivered by each of the applicable Credit Parties in favor of the Agent, for the benefit of the Lenders, to secure their obligations under the Credit Documents, as amended, modified, extended, renewed or replaced from time to time.

“Pro Forma Basis” means, in connection with any Permitted Acquisition, any Asset Disposition, any Restricted Payment permitted by Section 8.7 or any prepayment of Subordinated Debt permitted by Section 8.11, that such transaction shall be deemed to have occurred on the first day of the twelve month period ending on the last day of the Borrower’s most recently completed fiscal quarter for which the Borrower has delivered the officer’s certificate pursuant to Section 7.1(c).

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculation of the financial covenants contained in Section

7.12 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Real Properties” means the collective reference to each of the facilities and real properties owned, leased or operated by the Borrower and its Subsidiaries at such time.

“Regulation D, T, U, or X” means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Required Lenders” means, at any time, any two or more Lenders holding in the aggregate more than fifty percent (50%) of (a) the Revolving Commitments or (b) if the Revolving Commitments have been terminated, the outstanding Loans, LOC Obligations, Swingline Loans and participations therein. The Revolving Commitment of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders .

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Responsible Officer” means the chief executive officer, president or chief financial officer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” has the meaning assigned to such term in Section 8.7.

“Revolving Loan Commitment Percentage” means, for each Lender, the percentage identified as its Revolving Loan Commitment Percentage on Schedule 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Loan Commitment Percentage of the Revolving Committed Amount, (i) to make Revolving Loans in accordance with the provisions of Section 2.1(a), (ii) to purchase participation interests in Letters of Credit in accordance with the provisions of Section 2.2 and (iii) to purchase participation interests in Swingline Loans in accordance with the provisions of Section 2.3.

“Revolving Committed Amount” means TWENTY-FIVE MILLION DOLLARS ($25,000,000) or such lesser amount as the Revolving Committed Amount may be reduced pursuant to Section 2.1(d); provided that the Revolving Committed Amount may be increased to up to FIFTY MILLION DOLLARS ($50,000,000) pursuant to Section 2.1(e).

“Revolving Loans” means the Revolving Loans made to the Borrower pursuant to Section 2.1.

“Revolving Note” or “Revolving Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.6(a).

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Scheduled Funded Debt Payments” means, as of the date of determination, for the Borrower and its Subsidiaries, on a consolidated basis, the sum of all scheduled payments of principal on Funded Debt for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases and Synthetic Leases during the applicable period ending on the date of determination); it being understood that Scheduled Funded Debt Payments shall not include voluntary prepayments or the mandatory prepayments required pursuant to Section 3.3.

“Security Agreement” means that certain Security Agreement dated as of the date hereof and executed and delivered by the Credit Parties in favor of the Agent for the benefit of the Lenders to secure their obligations under the Credit Documents, as such may be amended, modified, extended, renewed, restated or replaced from time to time.

“Senior Secured Leverage Ratio” means as of the end of each fiscal quarter of the Borrower, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Funded Debt that is secured by any Lien on such date to (b) EBITDA for the twelve month period ending on such date.

“Signal” means Signal Investment & Management Co., a Delaware corporation, which is a wholly-owned subsidiary of the Borrower.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means the unsecured Indebtedness evidenced by the Subordinated Indenture or by the guarantees thereof in an aggregate principal amount not to exceed $125,000,000.

“Subordinated Indenture” means the that certain Indenture with respect to the 7% Subordinated Notes due 2014 dated as of February 26, 2004 among the Borrower, the guarantors party thereto and SouthTrust Bank, as trustee, as amended, modified, restated or supplemented from time to time.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans hereunder in an aggregate principal amount at any time outstanding of up to the Swingline Committed Amount.

“Swingline Committed Amount” means FIVE MILLION DOLLARS ($5,000,000).

“Swingline Lender” means Bank of America in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.3(a).

“Swingline Loan Notice” means a notice of a borrowing of Swingline Loans pursuant to Section 2.3(b), which, if in writing, shall be substantially in the form of Exhibit 2.3.

“SwingLine Note” means the promissory notes of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.6(b).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease.

“Termination Date” means February 26, 2009.

“Termination Event” means (a) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal of any Credit Party or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) the complete or partial withdrawal of any Credit Party or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.2(c)(i).

“Unused Fee” has the meaning assigned to such term in Section 3.4(a).

“Unused Fee Calculation Period” has the meaning assigned to such term in Section 3.4(a).

“Unused Revolving Committed Amount” means, for any period, the amount by which (a) the then applicable Revolving Committed Amount exceeds (b) the daily average sum for such period of (i) the outstanding aggregate principal amount of all Revolving Loans plus (ii) the outstanding aggregate principal amount of all LOC Obligations. For purposes of clarification, Swingline Loans shall not be considered outstanding for purposes of determining the Unused Revolving Committed Amount.

1.2	Computation of Time Periods and Other Definitional Provisions.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

1.3	Accounting Terms.

(a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Borrower for the fiscal year ended November 30, 2003; provided, however, that calculations of Indebtedness attributable to any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b) The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly officer’s certificate delivered in accordance with Section 7.1(c). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 7.12, financial statement items (whether positive or negative) attributable to the assets acquired in any Permitted Acquisition and any Indebtedness incurred by the Borrower or any of its Subsidiaries in order to consummate such Permitted Acquisition shall be included to the extent relating to any period applicable in such calculations occurring on or after the date of such Permitted Acquisition on a Pro Forma Basis (and, if any Indebtedness incurred by the Borrower or any of its Subsidiaries in order to consummate such Permitted Acquisition has a floating or formula rate, then the implied rate of interest for such Indebtedness for the applicable period shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination). Furthermore, the parties hereto agree that, for purposes of all calculations made under the financial covenants set forth in Section 7.12 after any Asset Disposition, such calculations shall be conducted in a manner similar to any calculation related to a Permitted Acquisition in similar circumstances except that the applicable financial statement items and Indebtedness attributable to the Person or Property related to the applicable Asset Disposition shall be excluded (rather than included) from such calculation on a Pro Forma Basis.

SECTION 2

CREDIT FACILITIES

2.1	Revolving Loans.

(a) Revolving Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each a “Revolving Loan” and collectively the “Revolving Loans”) to the Borrower, in Dollars, at any time and from time to time, during the period from and including the Closing Date to but not including the Termination Date (or such earlier date if the Revolving Committed Amount has been terminated as provided herein); provided, however, that (i) the sum of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of LOC Obligations outstanding plus the aggregate amount of Swingline Loans outstanding shall not exceed the Revolving Committed Amount, and (ii) with respect to each individual Lender, such Lender’s outstanding Revolving Loans shall not exceed such Lender’s Revolving Loan Commitment Percentage of the Revolving Committed Amount.

(b) Method of Borrowing for Revolving Loans. By no later than 11:00 a.m. (i) on the Business Day of the requested borrowing of Revolving Loans that will be Base Rate Loans or (ii) three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans, the Borrower shall submit a written Notice of Borrowing from a Responsible Officer of the Borrower in the form of Exhibit 2.1 (or telephone notice promptly confirmed in writing) to the Agent setting forth (A) the amount requested, (B) whether such Revolving Loans shall accrue interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate, (C) with respect to Revolving Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (D) evidence that the Borrower has complied in all respects with Section 5.2.

(c) Funding of Revolving Loans. Upon receipt of a Notice of Borrowing, the Agent shall promptly inform the applicable Lenders as to the terms thereof. Each such Lender shall make its Revolving Loan Commitment Percentage of the requested Revolving Loans available to the Agent by 1:00 p.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds at the offices of the Agent at its principal office in Charlotte, North Carolina or at such other address as the Agent may designate in writing. The amount of the requested Revolving Loans will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office of the Agent, to the extent the amount of such Revolving Loans are made available to the Agent; provided, however, that if, on the date of a borrowing of Revolving Loans, there are LOC Borrowings outstanding, then the proceeds of such borrowing, first, shall be applied to the payment in full of any such LOC Borrowings and second, shall be made available to the Borrower as provided above.

(d) Reductions of Revolving Committed Amount. Upon at least three Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and in integral multiples of $500,000 above such amount and (ii) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the sum of the aggregate amount of outstanding Revolving Loans plus the aggregate amount of outstanding LOC Obligations plus the aggregate amount of outstanding Swingline Loans. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated.

(e) The Borrower may at any time and from time to time, upon prior written notice by the Borrower to the Agent, increase the Revolving Committed Amount by up to TWENTY-FIVE MILLION DOLLARS ($25,000,000) with additional Revolving Commitments from any existing Lender or new Revolving Commitments from any other Person selected by the Borrower and approved by the Agent; provided that:

(i) any such increase shall be in a minimum principal amount of $5,000,000 and in integral multiples of $5,000,000 in excess thereof;

(ii) no Default or Event of Default shall be continuing at the time of any such increase;

(iii) no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion; and

(iv) any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Agent.

2.2	Letter of Credit Subfacility.

(a)	The Letter of Credit Commitment.

(i) From the Closing Date until the Letter of Credit Expiration Date, in reliance upon the agreements of the other Lenders set forth in this Section 2.2 and subject to the terms and conditions hereof and of the LOC Documents, if any, and such other terms and conditions which the Issuing Lender may reasonably require, the Issuing Lender shall issue, and the Lenders shall participate in, such standby Letters of Credit in Dollars as the Borrower may request for its own account or for the account of a Subsidiary as provided herein, in a form acceptable to the Issuing Lender, for the purposes hereinafter set forth; provided that (i) the aggregate amount of LOC Obligations shall not exceed the LOC Committed Amount and (ii) the sum of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of LOC Obligations outstanding plus the aggregate amount of Swingline Loans outstanding shall not exceed the Revolving Committed Amount.

(ii) The Issuing Lender shall not issue any Letter of Credit if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Requirments of Law or one or more policies of the Issuing Lender;

(C) except as otherwise agreed by the Agent and the Issuing Lender, such Letter of Credit is in an initial face amount less than $500,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.2(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

(iv) The Issuing Lender shall not amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Lender and the Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may require. Additionally, the Borrower shall furnish to the Issuing Lender and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any LOC Documents, as the Issuing Lender or the Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Lender will provide the Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Lender, the Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5 shall not be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Loan Commitment Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and the Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Lender through the Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Issuing Lender by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Loan Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.5 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Committed Amount and the conditions set forth in Section 5.2 (other than the delivery of a Notice of Borrowing). Any notice given by the Issuing Lender or the Agent pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as Issuing Lender) shall upon any notice pursuant to Section 2.2(c)(i) make funds available to the Agent for the account of the Issuing Lender at the Agent’s Office in an amount equal to its Revolving Loan Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.2(c)(iii), each

Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the Issuing Lender.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Base Rate Loans because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender an LOC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LOC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the default rate of interest described in Section 3.1(b). In such event, each Lender’s payment to the Agent for the account of the Issuing Lender pursuant to Section 2.2(c)(ii) shall be deemed payment in respect of its participation in such LOC Borrowing and shall constitute an LOC Advance from such Lender in satisfaction of its participation obligation under this Section 2.2.

(iv) Until each Lender funds its Revolving Loan or LOC Advance pursuant to this Section 2.2(c) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Loan Commitment Percentage of such amount shall be solely for the account of the Issuing Lender.

(v) Each Lender’s obligation to make Revolving Loans or LOC Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.2(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.2(c) is subject to the conditions set forth in Section 5.2 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an LOC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.2(c) by the time specified in Section 2.2(c)(ii), the Issuing Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Issuing Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s LOC Advance in respect of such payment in accordance with Section 2.2(c), if the Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Agent), the Agent will distribute to such Lender its Revolving Loan Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LOC Advance was outstanding) in the same funds as those received by the Agent.

(ii) If any payment received by the Agent for the account of the Issuing Lender pursuant to Section 2.2(c)(i) is required to be returned under any of the circumstances described in Section 3.9 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Lender shall pay to the Agent for the account of the Issuing Lender its Revolving Loan Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each LOC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or any similar laws; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Lender. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, any Agent-Related Person or any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, any Agent-Related Person or any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.2(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the Issuing Lender is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Agent, (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LOC Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all LOC Obligations (in an amount equal to such Outstanding Amount determined as of the date of such LOC Borrowing or the Letter of Credit Expiration Date, as the case may be). Section 3.3(b) and Section 3.8 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.2, Section 3.3(b) and Section 3.8, “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the LOC Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Agent, for the benefit of the Issuing Lender and the

Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Designation of other Subsidiaries as Account Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(i) Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(j) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

2.3	Swingline Loans.

(a) Swingline Subfacility. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make swingline loans (each a “Swingline Loan” and collectively the “Swingline Loans”) to the Borrower, in Dollars, at any time and from time to time, during the period from and including the Closing Date to but not including the Termination Date (or such earlier date if the Revolving Committed Amount has been terminated as provided herein) in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Committed Amount, notwithstanding the fact that such Swingline Loans, when aggregated with the Revolving Loan Commitment Percentages of the outstanding principal amount of Revolving Loans and LOC Obligations of the Swingline Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) the sum of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of LOC Obligations outstanding plus the aggregate amount of Swingline Loans outstanding shall not exceed the Revolving Committed Amount, and (ii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount, and provided, further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.3, prepay under Section 3.3(a), and reborrow under this Section 2.3. Each Swingline Loan shall bear interest at such rate mutually agreed to between the Borrower and the Swingline Lender (which shall be confirmed with the Agent) or, in the absence of such mutual agreement, shall be a Base Rate Loan. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Loan Commitment Percentage times the amount of such Swingline Loan.

(b) Borrowing Procedures. Each borrowing of Swingline Loans shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Agent of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed borrowing of Swingline Loans (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.3(a), or (B) that one or more of the applicable conditions specified in Section 5 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Revolving Loan Commitment Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.1(b), without regard to the minimum and multiples specified in Section 2.5 for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Committed Amount and the conditions set forth in Section 5.2. The Swingline Lender shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Revolving Loan Commitment Percentage of the amount specified in such Notice of Borrowing available to the Agent in immediately available funds for the account of the Swingline Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.3(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a borrowing of Revolving Loans in accordance with Section 2.3(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Agent for the account of the Swingline Lender pursuant to Section 2.3(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swingline Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.3(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 5.2. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Revolving Loan Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 3.9 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Revolving Loan Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swingline Lender.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.3 to refinance such Lender’s Revolving Loan Commitment Percentage of any Swingline Loan, interest in respect of such share shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.4	Continuations and Conversions.

Subject to the terms of Section 5.2, the Borrower shall have the option, on any Business Day, to continue in existence Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (a) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of

Continuation/Conversion from a Responsible Officer of the Borrower, in the form of Exhibit 2.4, in compliance with the terms set forth below, (b) except as provided in Section 3.12, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (c) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or Event of Default, (d) Swingline Loans may not be converted into Eurodollar Loans and (e) any request to extend a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan at the end of an Interest Period shall constitute a request for a conversion to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 11:00 a.m. (i) one Business Day prior to the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (ii) three Business Days prior to the date for a requested extension of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Agent which shall set forth (A) whether the Borrower wishes to continue or convert such Loans and (B) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.

2.5	Minimum Amounts.

(a) Revolving Loans. Each request for a borrowing, conversion or continuation shall be subject to the requirements that (a) each Eurodollar Loan shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of the lesser of $1,000,000 (and integral multiples of $500,000 in excess thereof) or the remaining amount available under the Revolving Committed Amount and (c) no more than six Eurodollar Loans shall, in the aggregate, be outstanding hereunder at any one time. For the purposes of this Section, all Eurodollar Loans with the same Interest Periods shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered as separate Eurodollar Loans.

(b) Swingline Loans. Each Swingline Loan shall be a minimum amount of $100,000 (and integral multiples of $100,000 in excess thereof).

2.6	Notes.

(a) Revolving Notes. The Revolving Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to each applicable Lender in the face amount of its Revolving Loan Commitment Percentage of the Revolving Committed Amount in substantially the form of Exhibit 2.6(a).

(b) Swingline Note. The Swingline Loans made by the Swingline Lender shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the face amount of the Swingline Loan Committed Amount in substantially the form of Exhibit 2.6(b).

SECTION 3

GENERAL PROVISIONS APPLICABLE TO LOANS

3.1	Interest.

(a) Interest Rate.

(i) Revolving Loans. All Revolving Loans that are Base Rate Loans shall accrue interest at the Adjusted Base Rate, and all Revolving Loans that are Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

(ii) Swingline Loans. Unless otherwise mutually agreed between the Borrower and the Swingline Lender (and confirmed with the Agent), all Swingline Loans shall accrue interest at the Adjusted Base Rate.

(b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Revolving Loans that are Base Rate Loans plus 2% per annum).

(c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day (subject to accrual of interest for the period of such extension), except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding day.

3.2	Place and Manner of Payments.

All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be received not later than 2:00 p.m. on the date when due, in Dollars and in immediately available funds, by the Agent at its offices in Charlotte, North Carolina. Payments received after such time shall be deemed to have been received on the next Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent, the Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Agent shall, subject to Section 3.7, distribute such payment to the Lenders in such manner as the Agent may deem appropriate). The Agent will promptly distribute such payments to the applicable Lenders. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, LOC Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including attorneys fees and amounts payable under Sections 3.10, 3.13,

3.14 or 3.15) incurred by the Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and LOC Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and LOC Borrowings then due to such parties.

3.3	Prepayments.

(a) Voluntary Prepayments.

(i) Revolving Loans. The Borrower shall have the right to prepay Revolving Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Agent and any prepayment of Eurodollar Loans will be subject to Section 3.15; (ii) Base Rate Loans may only be prepaid after written notice (confirmed by a telephone call from the Borrower) to the Agent not later than 11:00 a.m. on the Business Day of the applicable prepayment; (iii) each such partial prepayment of Loans shall be in the minimum principal amount of $500,000 and integral multiples of $500,000 in excess thereof.

(ii) Swingline Loans. The Borrower shall have the right to prepay Swingline Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) the Borrower must provide prior written notice to the Swingline Lender (with a copy to the Agent), which notice must be received not later than 1:00 p.m. on the date of the prepayment, and (ii) each such prepayment shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof.

(b) Mandatory Prepayments. If at any time the sum of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of LOC Obligations outstanding plus the aggregate amount of Swingline Loans outstanding exceeds the Revolving Committed Amount, the Borrower shall immediately make a principal payment on the Revolving Loans and/or Swingline Loans and/or Cash Collateralize the LOC Obligations, in an amount sufficient to eliminate such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the LOC Obligations pursuant to this Section 3.3(b) unless after the prepayment in full of the Revolving Loans and Swingline Loans, the LOC Obligations exceed the Revolving Committed Amount then in effect. All amounts required to be paid pursuant to this Section 3.3(b) shall be applied first to Revolving Loans and Swingline Loans and second to Cash Collateralize the LOC Obligations. Within the parameters of the application set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments hereunder shall be subject to Section 3.15.

3.4	Fees.

(a) Unused Fees. In consideration of the Revolving Commitments of the Lenders hereunder, the Borrower agrees to pay to the Agent for the account of each Lender a fee (the “Unused Fee”) computed at a per annum rate on the Unused Revolving Committed Amount during the Unused Fee Calculation Period (hereinafter defined) equal to the Applicable Percentage for Unused Fees then in effect. The Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last business day of each March, June, September and December (and any date that the Revolving Committed Amount is reduced as provided in Section 2.1(d) and the Termination Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Unused Fee is payable hereunder being herein referred to as an “Unused Fee Calculation Period”), beginning with the first of such dates to occur after the Closing Date.

(b) Letter of Credit Fees.

(i) Letter of Credit Fee. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Revolving Loan Commitment Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Percentage times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

(ii) Issuing Lender Fees. In addition to the Letter of Credit Fee, the Borrower promises to pay to the Agent for the account of the Issuing Lender without sharing by the other Lenders (i) a letter of credit fronting fee of one-eighth of one percent (0.125%) on the average daily maximum amount available to be drawn under each Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration and (ii) the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

(c) Administrative Fees. The Borrower agrees to pay to the Agent, for its own account, an annual fee as agreed to between the Borrower and the Agent in the Fee Letter.

3.5	Payment in full at Maturity.

(a) Revolving Loans. On the Termination Date, the entire outstanding principal balance of all Revolving Loans, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.

(b) Swingline Loans. Each Swingline Loan, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full on the earlier to occur of (i) demand by the Swingline Lender and (ii) the Termination Date, unless accelerated sooner pursuant to Section 9.

3.6	Computations of Interest and Fees.

(a) Except for Base Rate Loans, in which case interest shall be computed on the basis of a 365 or 366 day year as the case may be (unless the Base Rate is determined by reference to the Federal Funds Rate), all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing (or continuation or conversion) but exclude the date of payment.

(b) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

3.7	Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a) Loans. Each Loan borrowing, each payment or prepayment of principal of any Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on any Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of fees (other than the administrative fees retained by the Agent for its own account), each reduction of the Revolving Committed Amount, and each conversion or continuation of any Loan shall be allocated pro rata among the relevant Lenders in accordance with the respective Revolving Loan Commitment Percentages of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans and participation interests in LOC Obligations and Swingline Loans of such Lenders).

(b) Advances.

(i) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(ii) Unless the Borrower or any Lender has notified the Agent, prior to the date any payment is required to be made by it to the Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Agent in immediately available funds, then:

(A) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(B) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Agent to the Borrower to the date such amount is recovered by the Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in the applicable borrowing. If such Lender does not pay such amount forthwith upon the Agent’s demand therefor, the Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b)(ii) shall be conclusive, absent manifest error.

(iii) If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in this Credit Agreement, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Extension of Credit set forth in Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

3.8	Allocation of Payments After Acceleration.

Notwithstanding any other provisions of this Credit Agreement, after the acceleration of the Credit Party Obligations pursuant to Section 9.2, all amounts collected or received by an Agent or any Lender on account of amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

SECOND, to payment of any fees owed to an Agent in its capacity as Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses, (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

FOURTH, to the payment of all accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of the outstanding principal amount of the Loans (including the payment or cash collateralization of the outstanding LOC Obligations), and to any amounts owing under Hedging Agreements or under Treasury Management Agreements between any Credit Party and any Lender, or any Affiliate of a Lender, pro rata, as set forth below;

SIXTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and obligations under Hedging Agreements and Treasury Management Agreements held by such Lender bears to the aggregate then outstanding Loans and obligations under Hedging Agreements and Treasury Management Agreements) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH,” “FIFTH,” and “SIXTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent as Cash Collateral and applied (A) first, to reimburse the Issuing Lender for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 3.8.

3.9	Sharing of Payments.

The Lenders agree among themselves for the benefit of themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan, LOC Obligation, any participation interest in Swingline Loans, or any other obligation owing to such Lender under this Credit Agreement (but not including any amounts applied by the Swingline Lender to outstanding Swingline Loans) through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders for cash an interest in such Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender, whether through the exercise of a right of setoff, banker’s lien, counterclaim or otherwise, shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of the interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such an interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such interest as fully as if such Lender were a holder of such Loan, LOC Obligation or other obligation in the amount of such interest. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.9 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.9 to share in the benefits of any recovery on such secured claim.

3.10	Capital Adequacy.

If, after the date hereof, any Lender has determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

3.11	Inability To Determine Interest Rate.

If prior to the first day of any Interest Period, the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Agent shall promptly give telecopy or telephonic notice thereof to the Borrower and the Lenders. If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (c) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

3.12	Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days or the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.15.

3.13	Requirements of Law.

If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(a) shall subject such Lender to any tax of any kind whatsoever with respect to any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.14 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 3.14(b)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof);

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(c) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to Base Rate Loans by giving the Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.15. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.13, it shall provide prompt notice thereof to the Borrower, through the Agent, certifying (x) that one of the events described in this Section 3.13 has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section 3.13 submitted by such Lender, through the Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.14	Taxes.

(a) Except as provided below in this Section 3.14, all payments made by the Borrower under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding taxes measured by or imposed upon the overall net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under any Notes, (A) the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to an Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 3.14 whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans, the LOC Obligations and all other amounts payable hereunder.

(b) Each Lender that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code shall:

(i)(A) on or before the date of any payment by the Borrower under this Credit Agreement or Notes to such Lender, deliver to the Borrower and the Agent (x) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes and (y) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

(B) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent; or

(ii) (A) represent to the Borrower (for the benefit of the Borrower and the Agent) that it is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code, (B) agree to furnish to the Borrower, on or before the date of any payment by the Borrower, with a copy to the Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Credit Agreement and any Notes (and to deliver to the Borrower and the Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Agent for filing and completing such forms), and (C) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement and any Notes.

Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent then such Lender shall be exempt from such requirements.

3.15	Indemnity.

Upon the written demand of any Lender, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Eurodollar Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Eurodollar Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount previously requested by the Borrower; or

(c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of:

(i) a request by the Borrower pursuant to Section 3.16; or

(ii) an assignment by Bank of America pursuant to Section 11.3(b) as part of the primary syndication of the Commitments and Loans during the 180-day period immediately following the Closing Date, provided that Bank of America agrees to use reasonable efforts to reduce the breakage costs payable by the Borrower in connection therewith (including, without limitation, to the extent reasonably practical, closing such assignments at the end of Interest Periods of outstanding Eurodollar Loans).

The amount each such Lender shall be compensated pursuant to this Section 3.15 shall include, without limitation, (i) any loss incurred by such Lender in connection with the re-employment of funds prepaid, repaid, not borrowed or paid, as the case may be and (ii) any reasonable out-of-pocket expenses (including reasonable attorneys’ fees) incurred and reasonably attributable thereto.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.15, each Lender may deem that it funded each Eurodollar Loan made by it at the Eurodollar Rate for such Eurodollar Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.16	Replacement of Lenders.

If any Lender delivers a notice to the Borrower pursuant to Sections 3.10, 3.13 or 3.14, then the Borrower shall have the right, if no Default or Event of Default then exists, to either (i) replace such Lender (the “Replaced Lender”) with one or more additional banks or financial institutions (collectively, the “Replacement Lender”), provided that (A) at the time of any replacement pursuant to this Section 3.16, the Replacement Lender shall enter into one or more assignment agreements substantially in the form of Exhibit 11.3 pursuant to, and in accordance with the terms of, Section 11.3(b) (and with all fees payable pursuant to said Section 11.3(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the rights and obligations of the Replaced Lender hereunder and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (a) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (b) all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 3.4, and (B) all obligations of the Borrower owing to the Replaced Lender (including all obligations, if any, owing pursuant to Section 3.10, 3.13 or 3.14, but excluding those obligations specifically described in clause (A) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement or (ii) if a Replacement Lender is not located within 60 days of such notice, terminate the Commitments and repay the Loans owing to such Replaced Lender.

SECTION 4

GUARANTY

4.1	Guaranty of Payment.

Subject to Section 4.7 below, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Lender, each Affiliate of Lender that enters into a Hedging Agreement or a Treasury Management Agreement and the Agent the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). The Guarantors additionally, jointly and severally, unconditionally guarantee to each Lender the timely performance of all other obligations under the Credit Documents, Hedging Agreements and Treasury Management Agreement. This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all Credit Party Obligations whenever arising.

4.2	Obligations Unconditional.

The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, the Hedging Agreements or the Treasury Management Agreements, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any other of the Credit Documents or any collateral, if any, hereafter securing the Credit Party Obligations or otherwise and each Guarantor hereby waives the right to require the Lenders to proceed against the Borrower or any other Person (including a co-guarantor) or to require the Lenders to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Credit Party Obligations for amounts paid under this Guaranty until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements or Treasury Management Agreements) have been paid in full, all Commitments under the Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents. Each Guarantor further agrees that nothing contained herein shall prevent the Lenders from suing on the Notes or any of the other Credit Documents, any of the Hedging Agreements or any of the Treasury Management Agreements or foreclosing its security interest in or Lien on any collateral, if any, securing the Credit Party Obligations or from exercising any other rights available to it under this Credit Agreement, the Notes, any other of the Credit Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of any Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its Guarantor’s obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither any Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower or by reason of the bankruptcy or insolvency of the Borrower. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Credit Party Obligations and notice of or proof of reliance by the Agent or any Lender upon this Guarantee or acceptance of this Guarantee. The Credit Party Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee.

4.3	Modifications.

Each Guarantor agrees that (a) all or any part of the security now or hereafter held for the Credit Party Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Credit Party Obligations or the properties subject thereto; (c) the time or place of payment of the Credit Party Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under the Credit Documents may be granted indulgences generally; (e) any of the provisions of the Notes or any of the other Credit Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Credit Party Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Credit Party Obligations, all without notice to or further assent by the Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

4.4	Waiver of Rights.

Each Guarantor expressly waives: (a) notice of acceptance of this Guaranty by the Lenders and of all extensions of credit to the Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Credit Party Obligations; (c) protest and notice of dishonor or of default (except as specifically required in the Credit Agreement) with respect to the Credit Party Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Credit Party Obligations, or the Lenders’ subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; (e) all other notices to which the Guarantor might otherwise be entitled; and (f) demand for payment under this Guaranty.

4.5	Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by an Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.6	Remedies.

The Guarantors agree that, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Credit Party Obligations being deemed to have become automatically due and payable), such Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Agreement and the other Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with their terms.

4.7	Limitation of Guaranty.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, Hedging Agreements or Treasury Management Agreements, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

4.8	Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Credit Party Obligations have been paid in full and the Commitments have terminated.

SECTION 5

CONDITIONS PRECEDENT

5.1	Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and make the initial Extension of Credit is subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders in their sole discretion):

(a) Executed Credit Documents. Receipt by the Agent of duly executed copies of: (i) this Credit Agreement; (ii) the Notes; (iii) the Collateral Documents and (iv) all other Credit Documents.

(b) Corporate Documents. Receipt by the Agent of the following:

(i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(iii) Resolutions. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect on the business or operations of a Credit Party in such jurisdiction.

(v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(c) Financial Statements. Receipt by the Agent and the Lenders of the consolidated and consolidating financial statements of the Borrower and its Subsidiaries for fiscal year ending November 30, 2003, including balance sheets and income and cash flow statements, audited by nationally recognized independent public accountants and containing an unqualified opinion of such firm that such statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries and have been prepared in conformity with GAAP and interim unaudited quarterly financial statements of the Borrower and its Subsidiaries, prepared in conformity with GAAP, for the trailing twelve months of the Borrower and first projected year of the Borrower and working capital detail for the trailing twelve months of the Borrower and the first projected fiscal year of the Borrower.

(d) Opinion of Counsel. Receipt by the Lenders of an opinion, or opinions (which shall cover, among other things, authority, legality, validity, binding effect, enforceability and attachment and perfection of liens), satisfactory to the Agent, addressed to the Agent and the Lenders and dated as of the Closing Date, from legal counsel to the Credit Parties.

(e) Personal Property Collateral. The Agent shall have received, in form and substance satisfactory to the Agent:

(i) searches of Uniform Commercial Code (“UCC”) filings in the jurisdiction of the chief executive office of each Credit Party, the jurisdiction of organization of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Agent’s security interest, for the benefit of the Lenders, in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent’s sole discretion, to perfect the Agent’s security interest, for the benefit of the Lenders, in the Collateral;

(iii) searches of ownership of intellectual property in the appropriate governmental offices and such United States or Canadian patent/trademark/copyright filings as requested by the Agent in order to perfect the Agent’s security interest in the Collateral;

(iv) all stock certificates evidencing the stock pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto; and

(v) all instruments and chattel paper in the possession of a Credit Party together with allonges or assignments as may be necessary or appropriate to perfect the Lenders’ security interest in the Collateral.

(f) Evidence of Insurance. Receipt by the Agent of copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, but not limited to, naming the Agent as sole loss payee on behalf of the Lenders.

(g) Material Adverse Effect. With respect to the Borrower and its Subsidiaries, there shall not have occurred a change since November 30, 2003 that has had or could reasonably be expected to have a Material Adverse Effect (including matters related to litigation, tax, accounting, labor, insurance and pension liabilities).

(h) Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding which if adversely determined against the Borrower or any of its Subsidiaries would have or would reasonably be expected to have a Material Adverse Effect.

(i) Closing Date Financings. The Agent shall be satisfied that (i) the Borrower shall have received (i) gross proceeds of at least $75 million from the issuance by the Borrower of floating rate notes under the Floating Rate Indenture on terms that are satisfactory to the Agent and (ii) gross proceeds of at least $125 million from the issuance by the Borrower of subordinated notes under the Subordinated Indenture on terms that are satisfactory to the Agent. The Agent shall have received a copy, certified by a Responsible Officer of the Borrower as true and complete, of each of the Floating Rate Indenture and the Subordinated Indenture as originally executed and delivered, together with all exhibits and schedules thereto. The Borrower shall have applied the proceeds of the notes issued under the Floating Rate Indenture and the Subordinated Indenture to pay approximately $180.7 million of Indebtedness evidenced by the Existing Indenture.

(j) Officer’s Certificate. The Agent shall have received a certificate executed by the chief financial officer of the Borrower as of the Closing Date stating that (A) the Borrower and each of the Borrower’s Subsidiaries are in compliance with all existing financial obligations, (B) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to effect the Borrower, any of the Borrower’s Subsidiaries or any transaction contemplated by the Credit Documents, or could have or might be reasonably expected to have a Material Adverse Effect, and (D) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated herein or therein to occur on such date, (1) the Borrower and each of its Subsidiaries is Solvent, (2) no Default or Event of Default exists, (3) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (4) the Credit Parties are in compliance with each of the financial covenants set forth in Section 7.12.

(k) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Lenders and the Agent, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.

(l) First Priority Lien. Receipt by the Agent of evidence satisfactory in form and substance to the Agent, that the Agent, on behalf of the Lenders, holds a perfected, first priority lien, subject to no other Liens other than Permitted Liens, in the Collateral.

(m) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Borrower and its Subsidiaries.

5.2	Conditions to All Extensions of Credit.

In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make, continue or convert Loans (nor shall the Issuing Lender be obligated to issue any Letter of Credit) hereunder unless:

(a) Notice. The Borrower shall have delivered (i) in the case of any new Revolving Loan, a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1, (ii) in the case of any Letter of Credit, a Letter of Credit Application, duly executed and completed, by the time specified in Section 2.2, (iii) in the case of any new Swingline Loan, a Swingline Loan Notice, duly executed and completed, by the time specified in Section 2.3 and (iv) in the case of any continuation or conversion of a Loan, a duly executed and completed Notice of Continuation/Conversion by the time specified in Section 2.4;

(b) Representations and Warranties. The representations and warranties made by the Credit Parties in any Credit Document are true and correct in all material respects at and as if made as of such date;

(c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto;

(d) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect; and

(e) Availability. Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof) or the issuance of such Letter of Credit, the sum of the Revolving Loans outstanding plus LOC Obligations outstanding plus the Swingline Loans outstanding shall not exceed the Revolving Commitment Amount.

The delivery of each Notice of Borrowing and each Notice of Extension/Conversion shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d) and (e) above.

SECTION 6

REPRESENTATIONS AND WARRANTIES

The Credit Parties hereby represent to the Agent and each Lender that:

6.1	Financial Condition.

The financial statements delivered to the Lenders pursuant to Section 5.1(c), (a) have been prepared in accordance with GAAP and (b) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating (as applicable) financial condition, results of operations and cash flows of the Credit Parties and their Subsidiaries as of such date and for such periods. Since November 30, 2003, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or property of the Borrower or any of its Subsidiaries, and no purchase or other acquisition by any of them of any business or assets material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, in each case, which, is not reflected in the foregoing financial statements or in the notes thereto.

6.2	No Material Change.

Since November 30, 2003, (a) there has been no development or event relating to or affecting Borrower or any of its Subsidiaries which has had or would be reasonably expected to have a Material Adverse Effect and (b) other than the Borrower’s repurchase of 16,000 shares of its Capital Stock for $318,750 prior to the Closing Date, no dividends or other distributions have been declared, paid or made upon the Capital Stock in Borrower or any of its Subsidiaries nor, except as otherwise permitted under this Credit Agreement, has any of the Capital Stock in a Credit Party been redeemed, retired, purchased or otherwise acquired for value.

6.3	Organization and Good Standing.

The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the State (or other jurisdiction) of its organization, (b) is duly qualified and in good standing authorized to do business in every jurisdiction where the failure to be so qualified would have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

6.4	Due Authorization.

Each Credit Party (a) has the requisite power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary action, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party.

6.5	No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws, (b) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have or might be reasonably expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

6.6	Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of a Credit Party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents by a Credit Party, or if required, such consent, approval and authorization has been obtained.

6.7	Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

6.8	No Default.

Neither the Borrower nor any of its Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed to the Lenders.

6.9	Ownership.

The Borrower and each of its Subsidiaries is the owner of and has good and marketable title to all of its assets and none of such assets are subject to any Lien other than Permitted Liens.

6.10	Indebtedness.

The Borrower and its Subsidiaries have no Indebtedness except (a) as disclosed in the financial statements referenced in Section 6.1, (b) as set forth on Schedule 6.10 and (c) as otherwise permitted by this Credit Agreement.

6.11	Litigation.

There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Credit Party, threatened against the Borrower or any of its Subsidiaries which, if adversely determined, would have or would be reasonably expected to have a Material Adverse Effect.

6.12	Taxes.

Each of the Borrower and its Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Credit Party is aware of any proposed tax assessments against it, any of its Subsidiaries or any other Credit Party.

6.13	Compliance with Law.

Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply would not have or would not be reasonably expected to have a Material Adverse Effect. No Requirement of Law would be reasonably expected to cause a Material Adverse Effect.

6.14	ERISA.

Except as would not result in a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities.

(c) Neither the Borrower, nor any of its Subsidiaries nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, are reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower, nor any of its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

(d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Borrower or any of its Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and its Subsidiaries and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the Financial Statements in accordance with FAS 106.

(f) Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

6.15	Subsidiaries.

Set forth on Schedule 6.15 is a complete and accurate list of all Subsidiaries of each Credit Party. Information on Schedule 6.15 includes jurisdiction of organization, the number of shares of each class of Capital Stock outstanding, the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Credit Party; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by each such Credit Party, directly or indirectly, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). Other than as set forth in Schedule 6.15, neither any Credit Party nor any Subsidiary thereof has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock. Schedule 6.15 may be updated from time to time by the Borrower by giving written notice thereof to the Agent.

6.16	Use of Proceeds; Margin Stock.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.10. None of the proceeds of the Loans will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U or Regulation X, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or any “margin security” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U, Regulation X or Regulation T. None of the Credit Parties owns any “margin stock”.

6.17	Government Regulation.

No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, no Credit Party is (a) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company, or (b) a “holding company,” or a “Subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “Subsidiary” or a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.18	Environmental Matters.

(a) Except as set forth on Schedule 6.18.

(i) each of the Real Properties and all operations at the Real Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Borrower or any of its Subsidiaries (the “Businesses”), and there are no conditions relating to the Businesses or Real Properties that could give rise to liability under any applicable Environmental Laws.

(ii) (A) To the best of the Credit Parties’ knowledge, there has been no release of Hazardous Materials on any of the Real Properties that constitutes a violation of Environmental Laws, and (B) all Hazardous Materials located on any of the Real Properties are stored in compliance with Environmental Laws.

(iii) Neither the Borrower nor any of its Subsidiaries has received any written or oral notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does the Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice is being threatened.

(iv) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by, or on behalf or with the permission of, the Borrower or any of its Subsidiaries in a manner that would reasonably be expected to give rise to liability under any applicable Environmental Law.

(v) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any of its Subsidiaries, the Real Properties or the Businesses.

(vi) There has been no release or threat of release of Hazardous Materials at or from the Real Properties or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any of its Subsidiaries in connection with the Real Properties or otherwise in connection with the Businesses.

(vii) Neither the Borrower nor any of its Subsidiaries has assumed any liability of any Person (other than another Credit Party) under any Environmental Law.

(b) The Borrower has adopted procedures that are designed to (i) ensure that each Credit Party and their Subsidiaries, any of their operations and each of the properties owned or leased by each Credit Party and their Subsidiaries remains in compliance with applicable Environmental Laws and (ii) minimize any liabilities or potential liabilities that each Credit Party and their Subsidiaries, any of their operations and each of the properties owned or leased by each Credit Party and their Subsidiaries may have under applicable Environmental Laws.

6.19	Intellectual Property.

The Borrower and each of its Subsidiaries owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use would not have or be reasonably expected to have a Material Adverse Effect. Set forth on Schedule 6.19 is a list of all Intellectual Property owned by the Borrower and its Subsidiaries or that the Borrower or one of its Subsidiaries has the right to use as of the Closing Date (which list shall identify the Person that owns or has the right to use each such item of Intellectual Property), in each case that is registered in the United States or Canada. Except as provided on Schedule 6.19, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties’ knowledge the use of such Intellectual Property by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, would not have or be reasonably expected to have a Material Adverse Effect.

6.20	Solvency.

Each Credit Party is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

6.21	Investments.

All Investments of the Borrower and each of its Subsidiaries are either Permitted Investments or otherwise permitted by the terms of this Credit Agreement.

6.22	No Financing of Corporate Takeovers.

No proceeds of the Loans hereunder have been or will be used to acquire, directly or indirectly, any security in any transaction which is subject to Sections 13 or 14 of the Securities Exchange Act of 1934, as amended (including, without limitation, Sections 13(d) and 14(d) thereof) or to refinance any Indebtedness used to acquire any such securities.

6.23	Jurisdiction of Organization, Etc.

Set forth on Schedule 6.23 is the exact legal name, the jurisdiction of organization, federal tax identification number and chief executive office and principal place of business of each Credit Party. Schedule 6.23 may be updated from time to time by the Borrower by written notice to the Agent.

6.24	Disclosure.

Neither this Credit Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

6.25	Licenses, etc.

The Borrower and each of its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted.

6.26	No Burdensome Restrictions.

Neither the Borrower nor any Subsidiary of the Borrower is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, would have or be reasonably expected to have a Material Adverse Effect.

6.27	Brokers’ Fees.

No Credit Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents.

6.28	Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Subsidiary of the Borrower and none of such Persons has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.29	Collateral Documents.

The Collateral Documents create valid security interests in, and first Liens on, the Collateral purported to be covered thereby, which security interests and Liens are and will remain perfected security interests and Liens, prior to all other Liens other than Permitted Liens. Each of the representations and warranties made by the Borrower and its Subsidiaries in the Collateral Documents is true and correct.

6.30	Subordination.

The subordination provisions contained in the Subordinated Indenture are enforceable against the Borrower, the Guarantors and the holders of the notes issued pursuant thereto, and all Credit Party Obligations hereunder and under the other Credit Documents are within the definitions of “Senior Debt” (or any comparable term) and “Designated Senior Indebtedness” (or any comparable term) included in such subordination provisions. There exists no Designated Senior Debt for purposes of, and as defined in, the Subordinated Indenture (other than the Credit Party Obligations).

SECTION 7

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full, no Letter of Credit is outstanding and the Commitments hereunder shall have terminated:

7.1	Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Agent:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a consolidated and consolidating balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any manner.

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter, in which case 120 days after the end thereof) a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial or accounting officer of the Borrower substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.12 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d) Annual Business Plan and Budgets. No later than 70 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending November 30, 2004, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for the next fiscal year.

(e) Compliance With Certain Provisions of the Credit Agreement. Within 120 days after the end of each fiscal year of the Borrower, the Borrower shall deliver a certificate, containing information regarding the amount of any Asset Dispositions that were made during the prior fiscal year.

(f) Accountant’s Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

(g) Auditor’s Reports. Promptly upon receipt thereof, a copy of any “management letter” submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of the Borrower or any of its Subsidiaries.

(h) Reports. Promptly upon transmission or receipt thereof, (a) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to its shareholders generally or to a holder of any Indebtedness owed by the Borrower or any of its Subsidiaries in its capacity as such a holder and

(b) upon the written request of the Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(i) Notices. Upon a Credit Party obtaining knowledge thereof, such Credit Party will give written notice to the Agent immediately of (a) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (b) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower or any of its Subsidiaries which if adversely determined would have or would be reasonably expected to have a Material Adverse Effect, or (ii) the institution of any proceedings against the Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would have or would be reasonably expected to have a Material Adverse Effect.

(j) ERISA. Upon any of the Credit Parties or any ERISA Affiliate obtaining knowledge thereof, Borrower will give written notice to the Agent promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by the principal financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Borrower shall furnish the Agent with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(k) Environmental. The Borrower and each of its Subsidiaries will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from, or affecting any real property owned or leased by the Borrower or its Subsidiaries to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such real property to the extent any failure would have or be reasonably expected to have a Material Adverse Effect.

(l) Annual and Quarterly Reports. (i) At the time of delivery of the financial statements provided for in Section 7.1(a) above, a company-prepared report containing information as to brand sales and advertising cost analysis and variable contribution margins for the fiscal year of the Borrower most recently ending and (ii) at the time of delivery of the financial statements provided for in Section 7.1(b) above, a company-prepared report containing information with respect to the status of on-going litigation of the Borrower and its Subsidiaries, including, without limitation, judgments and settlements during such fiscal quarter.

(m) Intellectual Property. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and (b), a certificate of a Responsible Officer of the Borrower listing (A) all applications, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Security Agreement) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date).

(n) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower and its Subsidiaries as the Agent or the Required Lenders may reasonably request.

7.2	Preservation of Existence and Franchises.

Except as permitted by Section 8.4, each of the Credit Parties will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect in all material respects its existence, rights, franchises and authority.

7.3	Books and Records.

Each of the Credit Parties will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.4	Compliance with Law.

Each of the Credit Parties will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property (including, without limitation, Environmental Laws) if noncompliance with any such law, rule, regulation, order or restriction would have or reasonably be expected to have a Material Adverse Effect.

7.5	Payment of Taxes and Other Indebtedness.

Each of the Credit Parties will, and will cause its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that a Credit Party or its Subsidiary shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) would have a Material Adverse Effect.

7.6	Insurance.

Each of the Credit Parties will, and will cause its Subsidiaries to maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower or any Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided that the Borrower and its Subsidiaries may reduce the amount of insurance required to be maintained above to the extent the Borrower and its Subsidiaries establish a self-insurance program providing insurance coverage in lieu of such insurance. All liability policies shall have each Lender as an additional insured and all casualty policies shall have the Agent, on behalf of the Lenders, as loss payee.

In the event there occurs any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Agent generally describing the nature and extent of such damage or destruction. Subsequent to any loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party’s cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed; provided, however, that such Credit Party shall not be obligated to repair or replace any Collateral so lost, damaged or destroyed to the extent the failure to make such repair or replacement (a) is desirable to the proper conduct of the business of such Credit Party in the ordinary course and otherwise is in the best interest of such Credit Party and (b) would not materially impair the rights and benefits of the Agent or the Lenders under this Credit Agreement or any other Credit Document. In the event a Credit Party shall receive any insurance proceeds, as a result of any loss, damage or destruction, in a net amount in excess of $500,000, such Credit Party will immediately pay over such proceeds to the Agent as cash collateral for the Credit Party Obligations. The Agent agrees to release such insurance proceeds to such Credit Party for replacement or restoration of the portion of the Collateral of such Credit Party lost, damaged or destroyed if, (A) the Agent has received written application for such release from such Credit Party together with evidence reasonably satisfactory to it that the Collateral lost, damaged or destroyed has been or will be replaced or restored to its condition (or by Collateral having a value at least equal to the condition of the asset subject to the loss, damage or destruction) immediately prior to the loss, destruction or other event giving rise to the payment of such insurance proceeds and (B) on the date of such release no Default or Event of Default exists. All insurance proceeds shall be subject to the security interest of the Lenders under the Collateral Documents.

The present insurance coverage of the Borrower and its Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 7.6, as Schedule 7.6 may be amended from time to time by written notice to the Agent.

7.7	Maintenance of Property.

Each of the Credit Parties will, and will cause its Subsidiaries to, maintain and preserve its properties and equipment in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.8	Performance of Obligations.

Each of the Credit Parties will, and will cause its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

7.9	Collateral.

If, subsequent to the Closing Date, a Credit Party shall acquire any intellectual property, securities instruments, chattel paper or other personal property required to be delivered to the Agent as Collateral hereunder or under any of the Collateral Documents, the Borrower shall immediately notify the Agent of same. Each Credit Party shall take such action (including, but not limited to, the actions set forth in Section 5.1), as requested by the Agent and at its own expense, to ensure that the Lenders have a first priority perfected Lien in all personal property of the Credit Parties (whether now owned or hereafter acquired), subject only to Permitted Liens. Each Credit Party shall adhere to the covenants regarding the location of personal property as set forth in the Security Agreement.

7.10	Use of Proceeds.

The Credit Parties will use the proceeds of the Loans solely (a) to refinance the existing Indebtedness of the Borrower, (b) to provide working capital, (c) to finance Permitted Acquisitions and (d) for general corporate purposes.

7.11	Audits/Inspections.

Upon reasonable notice and during normal business hours, each Credit Party will, and will cause its Subsidiaries to, permit representatives appointed by the Agent or any Lender, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect such Credit Party’s (or its Subsidiary’s) property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Credit Parties and their Subsidiaries. The Credit Parties agree that the Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Borrower.

7.12	Financial Covenants.

(a) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the end of each fiscal quarter, shall be greater than or equal to 1.20 to 1.0.

(b) Leverage Ratio. The Leverage Ratio, as of the end of each fiscal quarter, shall be less than or equal to 4.25 to 1.0.

(c) Senior Secured Leverage Ratio. The Senior Secured Leverage Ratio, as of the end of each fiscal quarter, shall be less than or equal to 1.50 to 1.0.

(d) Net Worth. At all times Net Worth shall be no less than $90,000,000 increased on a cumulative basis, commencing with the fiscal quarter ending February 29, 2004, by an amount equal to, (i) as of the last day of each fiscal quarter, 75% of Net Income (calculated without giving effect to (x) the amount of any write-down of goodwill required under FASB 142 occurring or incurred subsequent to November 30, 2003 in an aggregate amount not to exceed $37,000,000, (y) phenylpropanolamine litigation costs in an aggregate amount not to exceed $25,000,000 and (z) for the fiscal quarter period ending on February 29, 2004, any non-recurring charges incurred by the Borrower during such period in connection with the refinancing of the Existing Indenture and the Existing Credit Agreement, including all premiums, fees and legal costs related thereto in an aggregate amount not to exceed $5,500,000 in the case of non-cash charges and $8,000,000 in the case of cash charges) for the fiscal quarter then ended (without deductions for any losses) plus (ii) 100% of the gross cash proceeds (net of transaction costs and taxes) from any Equity Issuance subsequent to the Closing Date. For purposes of determining compliance with the Net Worth covenant set forth above, the base number of $90,000,000 set forth above shall be reduced by (i) the amount of any write-down of goodwill required under FASB 142 occurring or incurred subsequent to November 30, 2003 in an aggregate amount not to exceed $37,000,000 (ii) repurchases of the Borrower’s Capital Stock permitted by Section 8.7 in an aggregate amount not to exceed $50,000,000, (iii) phenylpropanolamine litigation costs in an aggregate amount not to exceed $25,000,000 and (iv) for the fiscal quarter period ending on February 29, 2004, any non-recurring charges incurred by the Borrower during such period in connection with the refinancing of the Existing Indenture and the Existing Credit Agreement, including all premiums, fees and legal costs related thereto in an aggregate amount not to exceed $5,500,000 in the case of non-cash charges and $8,000,000 in the case of cash charges.

(e) Brand Value. As of the end of each fiscal quarter of the Borrower, with respect to the Borrower and its Subsidiaries on a consolidated basis, the book value of all brands or product lines of the Borrower and its Subsidiaries on a consolidated basis on such date shall be greater than or equal to $210,000,000.

7.13	Additional Credit Parties.

At the time any Person becomes a direct Subsidiary of a Credit Party or at the time any Person that is not a Guarantor hereunder becomes a guarantor under the Floating Rate Indenture or the Subordinated Indenture, the Borrower shall so notify the Agent and promptly thereafter (but in any event within 30 days after the date thereof) shall cause such Person to (a) if such Person is a Domestic Subsidiary or if such Person has become a guarantor under the Floating Rate Indenture or the Subordinated Indenture, execute a

Joinder Agreement in substantially the same form as Exhibit 7.13, (b) cause all of the Capital Stock of such Person (if such Person is a Domestic Subsidiary) or 65% of the Capital Stock of such Person (if such Person is a Material Foreign Subsidiary) to be delivered to the Agent (together with undated stock powers signed in blank) and pledged to the Agent pursuant to an appropriate pledge agreement in substantially the form of the Pledge Agreement and otherwise in a form acceptable to the Agent, (c) if such Person is a Domestic Subsidiary, pledge all of its assets to the Lenders pursuant to a security agreement in substantially the form of the Security Agreement and otherwise in a form acceptable to the Agent, (d) if such Person is a Domestic Subsidiary and has any Subsidiaries, (i) deliver all of the Capital Stock of such Domestic Subsidiaries and 65% of the Capital Stock of such Material Foreign Subsidiaries (together with undated stock powers signed in blank) to the Agent and (ii) execute a pledge agreement in substantially the form of the Pledge Agreement and otherwise in a form acceptable to the Agent, and (e) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, landlord waivers, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent.

7.14	Ownership of Subsidiaries.

The Borrower shall (a) at all times own (directly or indirectly through other Subsidiaries) 100% of the Capital Stock of its Subsidiaries (except as necessary to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries) and (b) sell, transfer or otherwise dispose of any shares of Capital Stock of any of its Subsidiaries only in transactions otherwise permitted by this Credit Agreement.

7.15	Appraisal Reports.

(a) To the extent required to comply with FASB 142 or (b) following the occurrence of an Event of Default (if requested by the Agent), the Borrower and its Subsidiaries shall provide the Agent, at the expense of the Borrower, with asset appraisal reports with respect to the personal property of the Borrower and its Subsidiaries, including without limitation, brand values.

7.16	Post-Closing Matters.

The Credit Parties agree to use commercially reasonable efforts to obtain landlord waivers with respect to each of their respective leased real properties (in form and substance reasonably satisfactory to the Agent) within 90 days following the Closing Date.

SECTION 8

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder, have been paid in full, no Letter of Credit is outstanding and the Commitments hereunder shall have terminated:

8.1	Indebtedness.

No Credit Party will, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

(b) the Subordinated Debt;

(c) Indebtedness existing as of the Closing Date as referenced in Section 6.10 (and renewals, refinancings or extensions thereof on terms and conditions no more favorable, in the aggregate, to such Person than such existing Indebtedness and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension);

(d) Indebtedness owing by one Credit Party to another Credit Party;

(e) purchase money Indebtedness (including Capital Leases) incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets; provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $2,000,000 at any one time outstanding (including any such Indebtedness referred to in subsection (c) above); (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f) unsecured Indebtedness evidenced by the Floating Rate Indenture or by the guarantees thereof in an aggregate principal amount not to exceed $75,000,000;

(g) obligations of the Credit Parties in respect of Hedging Agreements entered into in the ordinary course of business to manage existing or anticipated risks and not for speculative purposes;

(h) Indebtedness incurred by Foreign Subsidiaries not to exceed $500,000, in the aggregate, at any one time outstanding;

(i) commercial letters of credit in an aggregate face amount not to exceed $1,000,000 at any one time outstanding; and

(j) prior to April 2, 2004, an aggregate principal amount of Indebtedness up to approximately $30,000,000 outstanding under the Existing Indenture.

8.2	Liens.

No Credit Party will, nor will it permit its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), other than any “margin stock” within the meaning of Regulation U, whether now owned or after acquired, except for Permitted Liens.

8.3	Nature of Business.

No Credit Party will, nor will it permit its Subsidiaries to, alter the character of its business from that conducted as of the Closing Date or engage in any business other than the business conducted as of the Closing Date, which with respect to Signal shall be limited to the ownership of trademarks and tradenames for the purpose of licensing such trademarks and tradenames to the Borrower or any other Credit Party.

8.4	Consolidation and Merger.

No Credit Party will, nor will it permit its Subsidiaries to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 8.4, the following actions may be taken if (a) the Agent is given prior written notice of such action, and the Credit Parties execute and deliver such documents, instruments and certificates as the Agent may request in order to maintain the perfection and priority of the Liens on the assets of the Credit Parties and (b) after giving effect thereto no Default or Event of Default exists:

(i) any Credit Party may be merged or consolidated with or into the Borrower, or any Credit Party (other than the Borrower) may be merged or consolidated with or into any other Credit Party; provided that if such transaction shall be between the Borrower and another Credit Party, the Borrower shall be the continuing or surviving corporation;

(ii) any Foreign Subsidiary may merge or consolidate with any other Foreign Subsidiary; and

(iii) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.

8.5	Sale or Lease of Assets.

No Credit Party will, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or assets whether now owned or hereafter acquired, including, without limitation, inventory, receivables, real property, leasehold interests, equipment and securities other than (a) any inventory or other assets sold, leased or disposed of (or simultaneously replaced with like goods) in the ordinary course of business, (b) obsolete, idle or worn-out assets no longer used or useful in its business, (c) the sale, lease or transfer or other disposal by a Credit Party other than the Borrower of any or all of its assets to the Borrower or to any other Credit Party, (d) the sale, transfer or other disposition of “margin stock” within the meaning of Regulation U, (e) the non-recourse sale of trade accounts receivable to a Person that is not an Affiliate of the Borrower provided that (i) at the time of the sale (and after giving effect thereto) no Default or Event of Default exists, (ii) as a result of such sale, no Material Adverse Effect would occur or be reasonably expected to occur, and (iii) the amount of such receivables subject to such sales do not exceed, in the aggregate, $7,000,000 at any time outstanding, (f) other sales of equipment provided that (i) the sale is for fair market value, (ii) the sale is for cash consideration, (iii) at the time of the sale (and after giving effect thereto) no Default or Event of Default exists, (iv) as a result of such sale, no Material Adverse Effect would occur or be reasonably expected to occur and (v) such sales do not exceed, in the aggregate, $250,000 during any fiscal year and (g) sales of product lines (or the right to produce a consumer product or products) provided that (i) the dispositions permitted under this subparagraph (g) shall not exceed $10,000,000 during any fiscal year and, (ii) the dispositions permitted under this subparagraph (g) during any fiscal year shall be limited to product lines (or the right to produce a consumer product or products) having aggregate sales for the twelve-month period ending on the fiscal quarter ending immediately preceding the sale in an aggregate amount not exceeding ten percent (10%) of EBITDA for such twelve month period and (iii) the Credit Parties shall have delivered to the Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to any such disposition on a Pro Forma Basis, the Credit Parties and their Subsidiaries would have been in compliance with all the financial covenants set forth in Section 7.12.

8.6	Advances, Investments and Loans.

No Credit Party will, nor will it permit any of its Subsidiaries to, make any Investments except for Permitted Investments.

8.7	Restricted Payments.

No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividends (whether cash or otherwise) or make any other distribution upon any shares of its Capital Stock of any class or (b) purchase, redeem or otherwise acquire or retire or make any provisions for redemption, acquisition or retirement of any shares of its Capital Stock of any class or any warrants or options to purchase any such shares (any such declaration, payment, distribution, purchase, redemption or other acquisition, a “Restricted Payment”); provided, however, (i) the Subsidiaries of the Borrower may pay dividends to the Borrower and (ii) the Borrower may purchase, redeem, acquire or retire shares of its Capital Stock of any class or any warrants or options to purchase any such shares of its Capital Stock in an amount not to exceed $50,000,000 in the aggregate during the term of this Credit Agreement so long as (A) after giving effect thereto no Default or Event of Default exists and (B) the Borrower shall have provided the Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to any such transaction on a Pro Forma Basis, the Credit Parties and their Subsidiaries would have been in compliance with all the financial covenants set forth in Section 7.12.

8.8	Transactions with Affiliates.

Except as set forth on Schedule 8.8, no Credit Party will, nor will it permit its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

8.9	Fiscal Year; Organizational Documents; Floating Rate Indenture.

No Credit Party will, nor will it permit any of its Subsidiaries to, change its fiscal year or materially change its articles or certificate of incorporation or its bylaws without the prior written consent of the Required Lenders. The Floating Rate Indenture may not be amended or modified in any material manner without the prior written consent of the Required Lenders.

8.10	Prepayments of Indebtedness.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the Lenders, including but not limited to, shortening final maturity or average life to maturity of such Indebtedness or requiring any payment to be made sooner than originally scheduled or increasing the interest rate applicable thereto or change any subordination provision thereof, (b) during the existence of a Default or Event of Default, or if a Default or Event of Default would be caused as a result thereof make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness.

8.11	Subordinated Debt.

Notwithstanding Section 8.10, no Credit Party will (i) make or offer to make any principal payments with respect to the Subordinated Debt, (ii) redeem or offer to redeem any of the Subordinated Debt or (iii) deposit any funds intended to discharge or defease any or all of the Subordinated Debt; provided, however, the Borrower may redeem or repurchase the Subordinated Debt in an aggregate amount not to exceed $5,000,000 (such amount to include any accrued interest, premiums or penalties associated therewith) during any fiscal year provided the Credit Parties shall have delivered to the Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such repurchase or redemption on a Pro Forma Basis, the Credit Parties and their Subsidiaries would have been in compliance with all the financial covenants set forth in Section 7.12. The Subordinated Debt or the Subordinated Indenture may not be amended or modified in any material manner without the prior written consent of the Required Lenders, it being specifically understood and agreed that no amendment to Article Four or Article Twelve of the Subordinated Indenture shall be made without the prior written consent of the Required Lenders.

8.12	Limitations.

No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person’s Capital Stock, (b) pay any Indebtedness owed to the Borrower or any other Credit Party, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest, (ii) this Credit Agreement and the other Credit Documents, (iii) the Floating Rate Indenture and (iv) the Subordinated Indenture.

8.13	Sale Leasebacks.

No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Credit Party or Subsidiary has sold or transferred or is to sell or transfer to any other Person other than a Credit Party or (b) which such Credit Party or Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Credit Party or Subsidiary to any Person in connection with such lease.

8.14	Negative Pledges.

Other than as set forth in Section 4.12 of the Floating Rate Indenture and Section 4.12 of the Subordinated Indenture, none of the Credit Parties will, nor will it permit any of its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation.

8.15	Capital Expenditures.

The Credit Parties and their Subsidiaries will not make Capital Expenditures, in any fiscal year, that would exceed $7,500,000 in the aggregate.

8.16	Operating Leases.

Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist obligations under Operating Leases which require aggregate annual payments in excess of $4,000,000.

SECTION 9

EVENTS OF DEFAULT

9.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. Any Credit Party shall:

(i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit; or

(ii) default, and such default shall continue for three or more days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c) Covenants. Any Credit Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.4, 7.5, 7.6, 7.9, 7.10, 7.12, 7.13, 7.14, 7.15 or 7.16 or Section 8; or

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1 and such default shall continue unremedied for a period of five Business Days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Agent.

(d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Agent, or (ii) any Credit Document shall fail to be in full force and effect or to give the Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

(e) Guaranties. The guaranty given by the Credit Parties hereunder or by any Additional Credit Party hereafter or any provision thereof shall cease to be in full force and effect, or any guarantor thereunder or any Person acting by or on behalf of such guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty.

(f) Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any of the Borrower or any of its Subsidiaries or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or any of its Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any of its Subsidiaries shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(g) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) of the Borrower or any of its Subsidiaries in a principal amount in excess of $1,000,000, (i) a Credit Party shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any term, covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof.

(h) Judgments. (i) One or more final, non-appealable judgments, orders, or decrees shall be entered against any one or more of the Borrower or any of its Subsidiaries involving a liability of $1,000,000 or more, in the aggregate, (to the extent not paid or covered by self-insurance or insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period of 30 days, or (ii) one or more judgments, orders, decrees, fines, penalties, settlements, indemnities, payments or other liabilities shall be entered against or incurred by any one or more of the Borrower or any of its Subsidiaries resulting in a liability not covered or reimbursable by insurance or third party indemnity payments, in each case, that are not subject to dispute, of $25,000,000 or more, in the aggregate in connection with products liability and/or insurance litigation related thereto.

(i) ERISA. Any of the following events or conditions: (A) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any of their Subsidiaries or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Borrower or any of its Subsidiaries or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Borrower or any of its Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(j) Ownership. There shall occur a Change of Control.

(k) Subordinated Debt. (i) Any holder of the Subordinated Debt alleges (or any Governmental Authority with applicable jurisdiction determines) that the Lenders are not holders of

Senior Indebtedness (as defined in the Subordinated Indenture) or (ii) the subordination provisions in the Subordinated Indenture shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Debt.

(l) Business. The Borrower commences to engage in any material respect in a line of business or activity other than the business of manufacturing and marketing of brand name over-the-counter pharmaceuticals, dietary supplements, functional toiletries and cosmetics.

(m) Floating Rate Indenture. There shall occur an “Event of Default” (or any comparable term) under, and as defined in, the Floating Rate Indenture.

(n) Subordinated Indenture. There shall occur an “Event of Default” (or any comparable term) under, and as defined in, the Subordinated Indenture, (ii) any of the Credit Party Obligations for any reason shall cease to be “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the Subordinated Indenture, (iii) any Indebtedness other than the Credit Party Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the Subordinated Indenture or (iv) the subordination provisions of the Subordinated Indenture shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the notes issued thereunder.

9.2	Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required hereunder), the Agent shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take any of the following actions:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other Indebtedness or obligations of any and every kind owing by a Credit Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

(c) Cash Collateral. Direct the Credit Parties to Cash Collateralize (and the Credit Parties agree that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), they will immediately pay) the LOC Obligations in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other Indebtedness or obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders, which notice or other action is expressly waived by the Credit Parties.

Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Lender has a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

SECTION 10

AGENCY PROVISIONS

10.1	Appointment and Authorization of Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Agent in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Section 10 and in the definition of “Agent-Related Person” included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

10.2	Delegation of Duties.

The Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.3	Liability of Agent.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

10.4	Reliance by Agent.

(a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.5	Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of

Default as may be directed by the Required Lenders in accordance with Section 9; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.6	Credit Decision; Disclosure of Information by Agent.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Requirements of Law relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.7	Indemnification of Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees and expenses of legal counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Credit Party Obligations and the resignation of the Agent.

10.8	Agent in its Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Agent or the Issuing Lender, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.9	Successor Agent.

The Agent may resign as Agent upon thirty days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender and Swingline Lender. If the Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Agent, Issuing Lender and Swingline Lender and the respective terms “Agent”, “Issuing Lender” and “Swingline Lender” shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 10 and Sections 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement. If no successor administrative agent has accepted appointment as Agent by the date thirty days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10	Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Credit Party Obligations (other than obligations under Hedging Agreements or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 3.4(b), 3.4(c) and 11.5(a) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.4(c) and 11.5(a).

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11	Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by the Agent under any Credit Document (i) upon termination of the Revolving Committed Amount and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Asset Disposition permitted hereunder or under any other Credit Document, or (iii) as approved in accordance with Section 11.6;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Credit Document to the holder of any Lien on such property that is permitted by clause (i) of the definition of “Permitted Liens”; and

(c) to release any Guarantor from its obligations under the Section 4 if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under Section 4, pursuant to this Section 10.11.

10.12	Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

SECTION 11

MISCELLANEOUS

11.1	Notices.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Agent, the Issuing Lender or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.1 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Agent, the Issuing Lender and the Swingline Lender.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2, Section 3.3 and Section 3.7 if such Lender has notified the Agent that it is incapable of receiving notices under such Sections by electronic communication. The Agent or the Borrower (on behalf of itself and the other Credit Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Requirements of Law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Agent and the Lenders. The Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Swingline Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

11.2	Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Credit Parties hereby agree that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 11.3(d) or 3.9 may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

11.3	Benefit of Agreement.

(a) The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LOC Obligations and in Swingline Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans; (iii) any assignment must be approved by the Agent, the Issuing Lender and the Swingline Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.10, 3.14, 3.15 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LOC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (g) of the first proviso to Section 11.6 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 3.14 and 3.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.9 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.10 or 3.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.14 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent, the

Issuing Lender and the Swingline Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon thirty days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Lender or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.2(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.3(c).

11.4	No Waiver; Remedies Cumulative.

No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any Credit Party and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5	Payment of Expenses; Indemnification.

(a) Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable fees and expenses of legal counsel and costs and expenses in connection with the use of Intralinks, Inc. or other similar information transmission systems in connection with this Credit Agreement, and (b) to pay or reimburse the Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Credit Party Obligations and during any legal proceeding, including any proceeding under the Bankruptcy Code or any similar laws), including all reasonable fees and expenses of legal counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Agent and the cost of independent public accountants and other outside experts retained by the Agent or any Lender. All amounts due under this Section 11.5(a) shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Revolving Committed Amount and repayment of all other Credit Party Obligations.

(b) Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, trustees, advisors, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Credit Party, or any liability under Environmental Laws related in any way to the Borrower, any Subsidiary or any other Credit Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, nor shall any Indemnitee have any liability for any indirect, punitive or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.5(b) shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Credit Party Obligations.

11.6	Amendments, Waivers and Consents.

No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.2 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b) postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Revolving Committed Amount hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or LOC Borrowing, or (subject to clause (iv) of the final proviso to this Section 11.6) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend Section 3.1(b) for the purpose of changing the default rate of interest or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the default rate of interest specified in Section 3.1(b) or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LOC Borrowing or to reduce any fee payable hereunder;

(d) change Section 3.8 or Section 3.9 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(f) except in connection with an Asset Disposition permitted under Section 8.5, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(g) release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.4 or a Asset Disposition permitted under Section 8.5, all or substantially all of the Guarantors, from its or their obligations under the Credit Documents without the written consent of each Lender directly affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Credit Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Credit Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Credit Agreement or any other Credit Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.7	Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

11.8	Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9	USA PATRIOT Act Notice.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

11.10	Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein and all representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations and the termination of the Commitments hereunder. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any extension of credit hereunder, and shall continue in full force and effect as long as any Loan or any other Credit Party Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.11	Governing Law; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of North Carolina or the State of Tennessee or of the United States for the Western District of North Carolina or the Eastern District of Tennessee and, by execution and delivery of this Credit Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Credit Party in any other jurisdiction.

(b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

11.12	Waiver of Jury Trial.

EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES

AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CREDIT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.13	Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

11.14	Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.15	Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.16	Binding Effect; Further Assurances.

This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Guarantors and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Agent and each Lender and their respective successors and assigns. The Borrower further agrees, upon the request of the Agent and/or the Required Lenders, to promptly take such actions, as reasonably requested, as are appropriate to carry out the intent of this Credit Agreement and the other Credit Documents, including, but not limited to, such actions as are reasonably necessary to ensure that the Agent, for the benefit of the Lenders, has a perfected security interest in all Collateral securing the Credit Party Obligations, subject to no Liens other than Permitted Liens

11.17	Designated Senior Indebtedness.

The Borrower hereby designates this Credit Agreement and the Credit Party Obligations evidenced hereby as “Designated Senior Indebtedness” (as defined in the Subordinated Indenture) for all purposes of the Subordinated Indenture.

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Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	CHATTEM, INC., a Tennessee corporation

By:

Name:

Title:

GUARANTORS:	SIGNAL INVESTMENT & MANAGEMENT CO., a Delaware corporation

By:

Name:

Title:

SUNDEX, LLC, a Tennessee limited liability company

By:

Name:

Title:

CHATTEM (CANADA) HOLDINGS, INC. a Delaware corporation

By:

Name:

Title:

AGENT:	BANK OF AMERICA, N.A., in its capacity as Agent

By:

Name:
Title:

LENDERS:	BANK OF AMERICA, N.A., in its capacity as a Lender

By:

Name:

Title: